berkower
Certified Public Accountants & Advisors

517 Route One, Suite 4103
Iselin, NJ 08830
(732) 781-2712

Exhibit 16.1

August 7, 2019

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Red Cat Holdings, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Red Cat Holdings Inc. dated August 7, 2019. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to agree or disagree with other statements contained therein.

Very truly yours,

Berkower LLC

Berkower LLC